Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Lilium N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
	Primary Offering
Fees to be Paid	Equity	Class A Shares underlying Warrants	Other(1)	24,507,947(2)	$1.50(1)	$36,761,920.50	$147.60 per $1,000,000	$5,426.06
	Secondary Offering
	Equity	Class A Share	Other(4)	24,507,947(3)	$0.86(4)	$21,076,834.42	$147.60 per $1,000,000	$3,110.95
	Other	Warrants	Other	24,507,947(5)	—	—	—	—(6)
Total Offering Amounts						$57,838,754.92		$8,537.01
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$8,537.01

*	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(1)	Determined pursuant to Rule 457(g) on the basis of $1.50 per Class A Share (as defined in the Registration Statement) – the per share exercise price of the Warrants (as defined in the Registration Statement), which is greater than the price of securities of the same class as determined in accordance with Rule 457(c).

(2)	Consists of 24,507,947 Class A Shares issuable upon exercise of the Warrants issued to the selling securityholders in connection with the PIPE (as defined in the Registration Statement).

(3)	Consists of 24,507,947 Class A Shares issued to the selling securityholders in connection with the PIPE.

(4)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.86 per share, which is the average of the high and low prices of the Class A Shares, as reported on the Nasdaq Global Select Market as of June 11, 2024.

(5)	Represents the resale of the Warrants.

(6)	In accordance with Rule 457(g), the entire registration fee for the Warrants is allocated to the Class A Shares underlying the Warrants, and no separate fee is payable for the Warrants.